Exhibit 10.4

INTCOMEX, INC.

9835 N.W. 14TH STREET

MIAMI, FLORIDA 33172

STRICTLY PERSONAL AND HIGHLY CONFIDENTIAL

March 9, 2005

Mr. Russell A. Olson

1325 Bent Trail Circle

Southlake, Texas 76092

Dear Russell:

As a result of your conversations with our company’s senior management, we are pleased to confirm to you an offer to join Intcomex, Inc. (“Intcomex” or the “Company”) as Chief Financial Officer (referred to in this Agreement as “CFO”). We believe that you can add significant value to our organization and would represent a substantial addition to our team. I am personally very excited about the potential of having you lead the Finance function in the future and contributing to our growth as an organization.

As discussed, below are the basic components of our offer to you:

•	This Agreement (as defined in the Employment Terms attached hereto) shall commence as of the date hereof and expire, unless earlier terminated in accordance with this Agreement, on December 31, 2007 (the “Term”).

•	Base Salary of $245,000 per annum through the Term.

•	A guaranteed bonus of 50% of Base Salary for the period starting on your date of employment and ending December 31, 2005, payable on a pro rata basis during the subsequent year within 15 days of issuance of the annual audit.

•	An annual performance bonus of up to 50% of Base Salary for the remainder of the Term.

•	The performance bonus will be based on two criteria, one quantitative and one qualitative. The quantitative component will account for sixty percent (60%) of the performance bonus. It will be tied to achieving the annual earnings before interest, taxes, depreciation and amortization (“EBITDA”) as set forth in the

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March 9, 2005	HIGHLY CONFIDENTIAL

Intcomex Annual Budget, as approved by its Board of Directors for each year (the “Budget”). The qualitative component, which shall include without limitation, performance targets for gross revenues, working capital management, and project-specific performance, will account for forty percent (40%) of the performance bonus and be determined annually by the President and our Board of Directors.

•	A Long Term Incentive Bonus based purely on quantitative results achieved during the period from January 1, 2006 through December 31, 2007 (the “Long Term Incentive Period”). We will offer a bonus targeted at 75% of your cumulative Base Salary for the Long Term Incentive Period, payable within 15 days of issuance of the annual audit, subject to the Company having met cumulative quantitative EBITDA and working capital targets for such period, as specified in the Budget, as follows:

(a)	100% of target bonus for achieving or exceeding both the cumulative EBITDA target and the cumulative working capital target for the Long Term Incentive Period; or

(b)	50% of target bonus for achieving between 80% and 100% of both the cumulative EBITDA target and the cumulative working capital target for the Long Term Incentive Period; or

(c)	0% of target bonus for achieving less than 80% of both the cumulative EBITDA target and the cumulative working capital target for the Long Term Incentive Period.

•	Grant of options, consistent with the Company’s program when and if implemented.

•	Reasonable and customary benefits. Further details of Intcomex’s benefit plans are set forth in the attached Terms of Employment.

•	Relocation and Temporary Housing Costs. (i) Intcomex will pay for your costs of housing in Miami for the period starting on your first day of work and ending on June 30, 2005. Such housing will be provided in an extended stay hotel or similar facility; (ii) Intcomex will provide you with four round trip tickets from Miami to Dallas and your spouse with two round trip tickets from Dallas to Miami during the period starting on your first day of work and ending on June 30, 2005; and (iii) Intcomex will reimburse you for relocation costs to Miami to cover moving your personal effects, and closing and buying costs related to a home sale and purchase, up to a grossed-up (for Federal Income Tax purposes) maximum of $100,000.00. Receipts for all such expenses reasonably satisfactory to Intcomex will be presented in accordance with Intcomex’s procedures to the President and Board of Directors for reimbursement. If prepayment is required, an appropriate invoice will be provided to the President.

•	Employment Terms. The attached Employment Terms form a part of this letter of agreement and are incorporated herein by reference.

Mr. Russell Olson	STRICTLY PERSONAL AND
March 9, 2005	HIGHLY CONFIDENTIAL

Our offer is contingent upon (a) completion of reference checks to be conducted by Egon Zehnder International, with results being satisfactory to the Company at the Company’s sole discretion; and (b) a start date for your employment with the Company no later than March 14, 2005.

Russell, we hope this offer demonstrates our sincere desire for you to join the Intcomex management team. We look forward to officially welcoming you to our organization. Please indicate your acceptance of this offer letter by signing in the appropriate section below and returning a copy to me and to our lawyer via telefax.

Very best regards,

/s/ Michale Shalom
Michael Shalom
President

AGREED TO AND ACCEPTED

/s/ Russell A. Olson
Russell A. Olson

Date: March 9, 2005

Mr. Russell Olson	STRICTLY PERSONAL AND
March 9, 2005	HIGHLY CONFIDENTIAL

EMPLOYMENT TERMS

These Employment Terms (“Terms”) apply to the employment of Russell A. Olson (“CFO”) by Intcomex, Inc. (“Employer”), pursuant to the letter from Employer to CFO, dated March 8, 2005 (the “Letter”), regarding such employment to which these Terms are attached (together, the Letter and these Terms constitute the “Agreement”).

1. Reporting. The CFO reports to the President.

2. Location and Travel. CFO’s employment will be performed at Employer’s principal address, though CFO shall be available to travel extensively in accordance with the duties he must fulfill hereunder.

3. Acceptance of Employment. CFO will utilize his best efforts in Employer’s business and at all times competently, loyally, and conscientiously perform all of the duties and obligations required of him, either expressly or implicitly by the terms of the Agreement including without limitation executing all duly adopted directives of the Board of Directors. During the period of such employment, CFO will devote his entire working time, ability, and attention to the affairs of Employer.

4. Fringe Benefits; Vacation. CFO shall have the right to participate in all benefits now, hereafter, and as, available to employees of Employer, including a 401K plan, and health insurance with major medical coverage available upon the first possible day of coverage allowed by the specific medical coverage carrier. Such health insurance and major medical coverage is contingent upon the CFO’s medical eligibility for such coverage. Consistent with company policy, Employer shall pay 80% of the premiums associated with health insurance for the employee on a monthly basis. The balance of such premiums, as well as the premiums for covering the employee’s family, shall be paid by the CFO. Vacation shall be earned at the rate of 15 working days per year, pro-rated in any actual calendar year. However, Company acknowledges that CFO shall be absent from work without pay for three (3) days during the week of March 21-25, 2005, and such days shall not be deducted from his annual earned vacation allotment. CFO shall also be entitled to customary paid holidays.

5. Expenses. Employer will reimburse CFO for all reasonable and documented out of pocket expenses incurred in the discharge of his duties hereunder. CFO will maintain records of such expenses in such form and detail as the Board of Directors, or the President, may reasonably request and make such records available to Employer as and when requested. Employer retains the right to require pre-approval of expenses so long as advance notice thereof is given to CFO.

6. Termination; Resignation; Change in Control.

a. For Cause. CFO’s employment hereunder may be terminated at any time for due cause. Due cause, for purposes hereof, shall mean CFO’s willful misconduct in the discharge of his duties

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and responsibilities to Employer; CFO’s failure to carry out and execute any material directions from the President and/or Board of Directors; any act of CFO against Employer intended to enrich him, or any other party, in derogation of his duties to Employer; any willful or purposeful act or omission (or any act or omission taken in bad faith) having the effect of injuring the business or business relationships of Employer; CFO’s commission of a crime of moral turpitude, fraud or misrepresentation; or CFO’s breach of the Agreement. In the event of such termination, Employer shall not be required to pay CFO any further compensation (e.g., salary, bonus or fringe benefits) except for accrued and earned salary, and the amounts already paid shall serve as consideration for the restrictive covenants set forth in Paragraphs 7 and 8 of these Terms. After the satisfaction of any claims of Employer against CFO incidental to such due cause termination, neither party shall have further rights under the Agreement except as set forth in this Paragraph 6 and in Paragraphs 7, 8, 9, and 10 hereof.

b. Without Cause. CFO’s employment hereunder may be terminated at any time by Employer without cause. However, in such event, Employer shall be obligated to pay CFO: (i) all bonuses otherwise payable, on a pro-rata basis, to the date of the termination, and (ii) 6 months of his then current Base Salary if the termination occurs during the period ending March 13, 2006; or 4 months of his then current Base Salary if the termination occurs during the period between March 14, 2006 and December 31, 2007. The sums associated with both sub-paragraphs (i) and (ii) above shall be payable within fifteen (15) days of the effective date of termination.

c. Resignation. If the CFO resigns prior to end of the term, he shall receive no compensation other than his then current Base Salary through the date of his resignation and he shall thereby forfeit his claim to all bonuses.

d. Change in Control. In the event that a change in control of the Company, defined as the sale of more than 50.1% of the voting stock of the Company, results in a material adverse change in the duties and/or responsibilities of the CFO or in his employment terms, with such change being unacceptable to the CFO, the CFO will be entitled to six (6) months of his then current Base Salary as severance pay, and, in the event he chooses to relocate back to Dallas, TX, a reimbursement for relocation costs to cover moving his personal effects, and closing and buying costs related to a home sale and purchase, up to a grossed-up (for Federal Income Tax purposes) maximum of $100,000.00. Receipts for all such expenses reasonably satisfactory to Intcomex will be presented in accordance with Intcomex’s procedures to the President and Board of Directors for reimbursement. If prepayment is required, an appropriate invoice will be provided to the President.

7. Restrictive Covenants.

a. While Receiving Compensation. While CFO is receiving compensation from Employer, he shall not, without the prior written consent of the Board of Directors, directly or indirectly, own, manage, operate, finance, join, control, or participate in the ownership, management, operation, financing, or control of, or be associated as an officer, director, employee, partner, principal, agent, trustee, representative, consultant, or otherwise with, or use or permit his name to be used in connection with, any line of business or enterprise similar to or in competition with the business then conducted by Employer or its affiliates.

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b. Upon Resignation or Termination of Employment for Due Cause. If CFO resigns or his employment is terminated for due cause, then for two (2) years thereafter, CFO shall not, without the prior written consent of the Board of Directors, directly or indirectly: (i) disturb business relationships with customers (which includes any present customer or one that has been a customer at any time during the five (5) year period preceding the termination of employment) of Employer or its affiliates, nor solicit their customers for business elsewhere or refer its or their customers to others; (ii) solicit for employment or attempt to employ, or assist any other entity in employing or soliciting for employment, either on a full time or part time or consulting basis, any employee or executive (whether salaried or otherwise, union or non union) who within two (2) years of the time CFO ceased to perform services hereunder had been employed by Employer or its affiliates; or (iii) accept to be employed (on a full time basis, on a part time basis, on a consulting basis, or in any other capacity) by a company that utilizes a similar business model to the Company’s and whose primary line of business is the distribution of electronics and/or information technology (“IT”) products into Latin American and/or Caribbean markets.

c. Upon Termination Without Due Cause; Non-renewal. If CFO is fired without due cause, or if this Agreement shall not be renewed at the expiration of the Term for any reason whatsoever, CFO shall not, without the prior written consent of the Board of Directors, directly or indirectly, own, manage, operate, finance, join, control, or participate in the ownership, management, operation, financing, or control of, or be associated as an officer, director, employee, partner, principal, agent, trustee, representative, consultant, or otherwise with, or use or permit CFO’s name to be used in connection with a company that utilizes a similar business model to the Company’s and whose primary line of business is the distribution of electronics and/or information technology (“IT”) products into Latin American and/or Caribbean markets for a period of one (1) year following the effective date of termination, or, in the case of non-renewal, one (1) year from the expiration date of this Agreement, as the case may be.

8. Confidentiality Agreement. The customer list, as it may exist from time to time, trade secrets, customer or client records, processes, sources of raw materials, sources of distribution, financial data, prices, advertising, future plans, and any other information (collectively, “Information”) which relates to Employer are valuable, special and unique assets of Employer. At no time during or after the term of this Agreement will CFO disclose any such Information, or any part thereof, to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, except as may be necessary in the performance of his duties hereunder or as may be required by applicable laws or the determination by any duly constituted administrative agency.

9. Discoveries and Inventions. CFO hereby assigns, without further consideration, to Employer all his right, title, and interest in and to any and all inventions, discoveries, developments, improvements, processes, trade secrets, techniques, designs, data, and all other work products, whether tangible or intangible, which CFO conceives, reduces to practice, or otherwise creates either alone or jointly with others in the course of CFO’s employment. In addition, CFO shall,

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without additional compensation therefore, disclose and transfer to Employer all direct or indirect interests he has at the date of the termination of this Agreement in inventions, trade secrets, products, processes, marketing methods, or other advantageous assets or information relating to the business of Employer during the term hereof. During the period of employment, CFO shall use his best efforts to secure for Employer the opportunity to acquire any such assets or information of which he becomes aware or which he has the opportunity to directly or indirectly acquire relating to the business of Employer.

10. Enforcement of Paragraphs 7, 8 and 9. In the event of an actual or threatened breach by CFO of any provision of Paragraphs 7, 8 and 9 above, Employer shall be entitled to seek an injunction restraining CFO from the prohibited conduct. If any court of competent jurisdiction should hold that the duration and/or scope (geographic or otherwise) of the covenants contained herein are unreasonable, then, to the extent permitted by law, the court may prescribe a duration and/or scope that is reasonable and the parties agree to accept such determination, subject to their rights of appeal. Nothing herein shall be construed as prohibiting Employer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from CFO, nor shall this Agreement be construed as requiring Employer to proceed with an injunction, and nothing herein shall be construed as an election of remedies by Employer. If CFO shall be in violation of any of these covenants, then the time limitation thereof shall be extended for a period of time equal to the period of time during which such breach or threatened breach occurs. If Employer seeks injunctive relief from such breach or threatened breach in any court, and is in any manner the prevailing party whether by judgment, order or settlement, then the covenants shall be extended for a period of time equal to the pendency of such proceedings, including appeals. The existence of any claim or cause of action by CFO against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of the foregoing restrictive covenants, but shall be litigated separately, except if such claim arises as a result of a breach by Employer of the terms of this Agreement.

11. No Delegation. CFO may not delegate the performance of any of his duties as CFO hereunder. Any purported delegation or assignment shall be void unless approved in writing by the Board of Directors.

12. Survival; Limitation. Notwithstanding the termination of CFO’s employment hereunder for cause or by voluntary termination of employment by CFO, the obligations of CFO under Paragraphs 7, 8, and 9, shall survive and remain in full force and effect, and Employer shall be entitled to equitable relief against the CFO pursuant to the provisions of Paragraph 10. The liability of Employer, if any, for any wrongful termination of CFO’s employment hereunder shall not exceed the amount that would otherwise have been payable to the CFO for the term then remaining under the Agreement or the salary continuation and other severance benefits described herein, whichever is greater.

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13. Notice. Any notice or communication under this employment agreement shall be in writing and shall be sent by certified or registered mail, addressed to the respective parties as follows:

If to the Employer:	Intcomex, Inc.
Attention: Anthony Shalom
Chief Executive Officer
9835 N.W. 14th Street
Miami, Florida 33172
Via Telefax (305) 477-7565

If to the Employee:	Russell A. Olson
1325 Bent Trail Circle
Southlake, Texas 76092
Via Telefax (817) 251-8280

Any such notice or other communication shall be deemed given when personally delivered or sent via facsimile transmission (in either case with proof of delivery or transmission, if by fax, retained). Addresses may be changed at any time on 10 days’ prior notice given as above provided.

14. Entire Agreement; Binding Effect. This Agreement supersedes any prior agreement between the parties and is the entire agreement between the parties with respect to the relationship between CFO and Employer, the services to be provided by CFO to Employer, and all compensation or other emoluments owed to CFO by Employer for or with respect to such services and may be changed or supplemented only by a written agreement signed by CFO and Employer. This Agreement shall be binding upon and inure to the benefit of CFO, Employer and its successors, and the purchasers of all or substantially all of Employer’s assets, business, and goodwill.

15. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, except that New York conflicts of law principles shall not apply. New York courts shall have the sole jurisdiction over any disputes among the parties. Venue for any legal action shall be the New York Circuit Court in New York County, New York.

16. Severability; Waiver. In case any term contained in this Agreement shall be held invalid or unenforceable, same shall be deemed, and it is hereby agreed that same are meant to be, several, and such holding shall not defeat or impair the remaining provisions hereof. A waiver by Employer of any breach by or of CFO of this Agreement or of any duties imposed upon Employee by law, shall not be construed as a waiver by Employer of its right to terminate this Agreement for any subsequent or continuing breach of this Agreement or of any of CFO’s duties, obligations or agreements herein contained or imposed by law.

17. Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the parties, all parties confirm that both they and/or their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties. Accordingly, this Agreement is to be construed as a whole and any presumption that ambiguities are to be resolved against the primary drafter shall not apply.